EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

ENDORSEMENT APPLICABLE TO THE GUARANTEED INTEREST OPTION

This Endorsement is part of your Contract and is effective upon the Contract Date.

The same definitions apply to the capitalized terms used herein.

We use the term “you” or “your” to refer to the “Annuitant” and “we,” “our” and “us” mean Equitable Financial Life Insurance Company of America (“Equitable”).

This Endorsement is offered only under the terms of one of the following types of employer-sponsored plans, where the Plan permits: 403(b) plans (we refer to the Contracts as “Tax Sheltered Annuities” or “TSA Contracts”); and 457(b) plans sponsored by governmental employers (we refer to the Contracts as “Employee Deferred Compensation” or “EDC Contracts”).

The following replaces the existing language in Section 2.01 GUARANTEED INTEREST OPTION

Any amount held in the Guaranteed Interest Option becomes part of the assets in our general account, which supports the guarantees of this Contract and other contracts.

The amount in the Guaranteed Interest Option at any time is equal to:

•	All amounts that have been allocated or transferred to the Guaranteed Interest Option (together, the “Allocated Amounts”), plus

•	the amount of any interest credited, less

•	all amounts that have been withdrawn (including charges) or transferred from such Option.

We will credit the Allocated Amounts in the Guaranteed Interest Option with interest at effective rates that we set periodically (each a “Declared Rate”). The Declared Rate applicable to an Allocated Amount will vary but will be at least equal to the minimum guaranteed crediting rate (“Minimum Guaranteed Crediting Rate”) in effect on the relevant date. The Declared Rate and Minimum Guaranteed Crediting Rate are described below and in the Data Pages.

Minimum Guaranteed Crediting Rate: We will set a Minimum Guaranteed Crediting Rate on the issue date as set forth on the Data Pages. The Minimum Guaranteed Crediting Rate will be redetermined periodically.

For purposes of redetermining the Minimum Guaranteed Crediting Rate, we divide each calendar year into [four] predetermined periods, [January-March, April-June, July-September and October-December].

The Minimum Guaranteed Crediting Rate for each predetermined period will be at least the lesser of [3%] and the average of the [five-year Constant Maturity Treasury Rate] (CMT) over the [two]-month period beginning [3] months prior to the beginning of the predetermined period, rounded to the nearest 1/20th of one percent, reduced by 125 basis points; but not less than [0.15%].

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Declared Rate: Interest will be credited to the Allocated Amounts held in the Guaranteed Interest daily. We will set a new Declared Rate every [month] and it will apply to the Allocated

Amounts as described below.

•

New Allocated Amounts in the Guaranteed Interest Option: The Declared Rate applicable to a new Allocated Amount, which is the Declared Rate in effect on the allocation date, will apply for a period of at least [twelve (12)] months (or as long as such Allocated Amount is allocated to the Guaranteed Interest Option, if less than [ (12)] months) (the “Initial Period”).

•

Existing Allocated Amounts in the Guaranteed Interest Option: After the Initial Period, different Declared Rates may apply to the Allocated Amounts held in the Guaranteed Interest Option depending on their respective allocation dates. The Declared Rate applicable to an Allocated Amount after the Initial Period will apply for a period of at least [twelve (12)] months (or as long as the relevant Allocated Amount is allocated to the Guaranteed Interest Option, if less than [twelve (12)] months).]

The following Section is added to Part II Investment Options:

SECTION 2.06 – MINIMUM BENEFITS ACCUMULATION RATE

Any paid-up annuity, cash surrender value or Death Benefit available under the Contract will not be less than the minimum benefits required by the Standard Nonforfeiture Law For Individual Deferred Annuities. The Minimum Benefits Accumulation Rate as of the Contract Date will be specified on the Data Pages and will be redetermined on a periodic basis.

For purposes of redetermining the Minimum Benefits Accumulation Rate, we divide each calendar year into [four] predetermined periods, [January-March, April-June, July-September and October-December]).

The Minimum Benefits Accumulation Rate for each predetermined period will be at least the lesser of 3% and the average of the [five-year Constant Maturity Treasury Rate] (CMT) over the [two]-month period beginning [3] months prior to the beginning of the predetermined period, rounded to the nearest 1/20th of one percent, reduced by 125 basis points; but not less than [0.15%]. ]

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,		José Ramón González,
Chief Executive Officer]		Chief Legal Officer and Secretary]

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